TERMINATION, SETTLEMENT & RELEASE OF CLAIMS AGREEMENT

This termination, settlement and release of claims agreement (the “Settlement Agreement”) dated as of November 30, 2004 is entered into by RAúL ENRIQUE GRANILLO OCAMPO (“RGO”), NELIDA BARROS REYES DE GRANILLO OCAMPO (“NBR”) and BODEGAS Y VIñEDOS ANGUINAN S.A. (“Anguinan” and, together with RGO and NBR, the “Granillo Parties”) on the one hand and KNIGHTSBRIDGE FINE WINES, INC. (“KFW”), KFWBA ACQUISITION CORP. (“KFWBA”) and RAUL MAROZOF (“Marozof” and, together with KFW and KFWBA, the “KFW Parties”) on the other. Capitalized terms used in this Settlement Agreement shall have the meanings given to them in Section 18 of this Settlement Agreement.

WHEREAS, the Parties to this Settlement Agreement wish to fully and finally terminate the Agreements, compromise all Claims, provide for a complete reciprocal release of all Claims, provide for certain Settlement & Release Payments to be made as consideration for such termination, settlement and release of Claims and provide for a reciprocal indemnity;

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the Parties hereby agree as follows:

Section 1. Termination of the Agreements. The KFW Parties and the Granillo Parties desire to terminate all of the Agreements.  Therefore, the KFW Parties and the Granillo Parties hereby fully and finally terminate and extinguish all of the Agreements.

Section 2. Complete Release of Claims. The KFW Parties and the Granillo Parties wish to release each other from any and all the Claims. Therefore, the Granillo Parties hereby release and forever discharge the KFW Related Parties and the KFW Parties hereby release and forever discharge the Granillo Related Parties from any and all Claims. The Granillo Parties and the KFW Parties expressly state they have nothing else to claim against the KFW Related Parties and the Granillo Related Parties, respectively.

Section 3. Payment. In consideration for the termination, settlement and the releases contained herein, the following payments (the “Settlement & Release Payments”) are made:

a)

The Granillo Parties hereby transfer to KFW and KFWBA, and KFW and KFWBA hereby accept, all of the KFW Shares and Interests. The KFW Certificates are hereby received by Raul Marozof in the name of KFW and KFWBA, being the present sufficient proof of delivery and receipt of such KFW Certificates. Marozof receives the KFW Certificates for custody purposes only and agrees to deliver the KFW Certificates pursuant to the instructions received by KFW and/or KFWBA.

b)

The KFW Parties hereby transfer to RGO and NBR, in the proportions mentioned below, and RGO and NBR hereby accept, all of the Anguinan Shares and Interests. The Anguinan Certificates are hereby received by RGO and NBR, being the present sufficient proof of delivery and receipt of such Anguinan Certificates. The Anguinan Shares and Interests are transferred to RGO and NBR in the following proportions: 95% of all Anguinan Shares and Interests are transferred to RGO and 5% of all Anguinan Shares and Interests are transferred to NBR. To that effect, the KFW Parties hereby execute the letter attached to this Settlement Agreement as Annex I through which they inform Anguinan of the transfer of all of Anguinan Shares and Interests to RGO and NBR.

Except for the Settlement & Release Payments, there shall be no further payment, reimbursement or other consideration owed or payable by the KFW Parties to the Granillo Related Parties or by the Granillo Parties to the KFW Related Parties in relation to the matters covered by this Settlement Agreement.

Section 4. Further Cooperation. The KFW Parties and the Granillo Parties hereby assume the irrevocable obligation to cooperate, or to make the appropriate KFW Related Parties or Granillo Related Parties, as the case may be, fully cooperate with any Granillo Related Party or KFW Related Party, as the case may be, for the purpose of giving effect to this Settlement Agreement. The Parties also hereby commit to take any and all actions necessary or required to fully implement this Settlement Agreement.

Section 5. No Future Lawsuits or Claims. Each of the Parties agrees never to file, or to participate or assist in any manner, in any lawsuit or claim asserting any claims that are terminated, settled or released in this Settlement Agreement. The Parties further agree that they shall take all appropriate actions to impede any of the Granillo Related Parties and the KFW Related Parties, as the case may be, to file, or participate or assist in any manner, in any lawsuit or claim asserting any claims that are terminated, settled or released in this Settlement Agreement.

Section 6. Consequences of Violation of Promises. If any of the Parties breaches Section 5 of this Settlement Agreement and a claim or lawsuit based on claims that were terminated, settled or released in this Settlement Agreement is filed, such party (i) shall pay as they accrue all costs incurred by the other, including all expenses of investigation and attorney’s fees incurred in defending against such claim, (ii) shall indemnify and hold harmless the other party and its respective parents, subsidiaries, related companies, Affiliates, divisions, predecessors, successors, trustees in bankruptcy and assigns, past, present and future and with respect to all such entities, their shareholders, partners, officers, directors, agents, attorneys and employees, past, present and future from any and all damages resulting from such claim or lawsuit, and (iii) shall satisfy any judgment resulting from or settlement of any such claim or lawsuit.

Section 7. Non-Disparagement. Each Party agrees not to make any public statement, whether directly or through a third party except, as required by law, which is or could be detrimental in any material respect to the reputation or goodwill of the KFW Related Parties or Granillo Related Parties.

Section 8. No Admission of Liability. Nothing contained in this Settlement Agreement, (including the payment of the Settlement & Release Payments made pursuant to Section 3) is intended as an admission or acknowledgement by any Party to the validity of any of the claims, facts or rights asserted by any other Party.

Section 9. Representations and Warranties.

The Granillo Parties hereby represent and warrant to KFW Parties as follows: (i) that each of them has taken all necessary action, corporate or otherwise to authorize their entering into this Settlement Agreement (ii) that this Settlement Agreement constitutes a legal, valid and binding obligation enforceable against each of them in accordance with its terms, and (iii) that no portion of any Claim, right, demand, action, or cause of action, or other matter released herein, nor any portion of any recovery or settlement to which they might be entitled from any of the KFW Related Parties has been assigned or transferred to any other person or entity, in any manner, including by way of subrogation or operation of law.

The KFW Parties hereby represent and warrant to the Granillo Parties as follows: (i) that it has taken all necessary action, corporate or otherwise to authorize its entering into this agreement, (ii) that this Settlement Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, and (iii) that no portion of any Claim, right, demand, action, or cause of action, or other matter released herein, nor any portion of any recovery or settlement to which it might be entitled from any of the Granillo Related Parties has been assigned or transferred to any other person or entity, in any manner, including by way of subrogation or operation of law.

Section 10. Governing Law. This Settlement Agreement shall be interpreted, and the rights and liabilities of the Parties hereto determined, in accordance with the laws of Argentina.

Section 11. Submission to Jurisdiction. Each Party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the City of Buenos Aires, Argentina, and any court having jurisdiction over appeals of matters heard in such courts, in any action or proceeding arising out of, connected with, related to or incidental to the relationship established among them in connection with this Settlement Agreement, whether arising in contract, tort, equity or otherwise, or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

Section 12. Severability. If any provision or obligation under this Settlement Agreement is declared invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13. Headings. Section headings in this Settlement Agreement are included herein for convenience of reference only and shall not constitute a part of this Settlement Agreement or be given any substantive effect.

Section 14. Counterparts; Effectiveness. This Settlement Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Settlement Agreement shall become effective on when each Party hereto executes and delivers this Settlement Agreement.

Section 15. Entire Agreement. This Settlement Agreement embodies the entire agreement and understanding among the Parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

Section 16. Legal Costs and Other Expenses. Each Party shall bear the costs of their respective legal counsel.

Section 17. Miscellaneous. It is expressly provided that the Parties may not do indirectly anything which they have agreed not to do directly in this Settlement Agreement.

Section 18. Definitions.

“Affiliate” of a person or entity, means any entity that Controls, is Controlled by, or is under common Control with, such first person or entity.

“Agreements” means any oral or written agreement, contractual relationship or other relationship, involving any of the Granillo Related Parties with any of the KFW Related Parties, or any of the KFW Related Parties with any of the Granillo Related Parties, including, but not limited to: (i) the Stock Purchase Agreement by and among RGO, NBR, KFWBA and KFW dated November 5, 2004; (ii) the Put Options Agreement by and among KFWBA and RGO dated November 5, 2004; (iii) the Put Options Agreement by and among KFWBA and NBR dated November 5, 2004; (iv) the Stock Pledge Agreement by and among RGO, NBR, KFWBA and Marozof dated November 5, 2004; (v) the Employment Agreement by and among KFWBA and RGO dated November 5, 2004; (vi) the Subscription Agreement by and among KFW and RGO dated November 5, 2004; (vii) the

Subscription Agreement by and among KFW and NBR dated November 5, 2004; (viii) the Instructions to the Notary Public by and among RGO, NBR, KFWBA and Marozof; (ix) any guarantee granted by KFW under the above mentioned agreements; (x) any capital contributions or loans made by any of the KFW Related Parties in Anguinan; (x) any capital contributions or loans made by any of the Granillo Related Parties in KFW or KFWBA; or (ix) any other agreement, oral or written, related or connected to any of the abovementioned agreements.

“Anguinan” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“Anguinan Certificates” means the stock certificates representing one million nine hundred ninety thousand (1,990,000) shares of restricted common stock of Anguinan.

“Anguinan Shares and Interests” means (i) one million nine hundred ninety thousand (1,990,000) shares of restricted common stock of Anguinan, of which one million nine hundred eighty nine thousand nine hundred ninety nine (1,989,999) are owned by KFWBA Acquisition Corp. and one (1) is owned by Raul Marozof; (ii) any irrevocable or revocable capital contributions made in Anguinan by any of the KFW Related Parties, and (ii) any loans, credits or rights of any kind and nature, held by any of the KFW Related Parties in Anguinan.

 “Claims” means any claim or demand which any of the Granillo Related Parties may have against any of the KFW Related Parties or that any of the KFW Related Parties may have against any of the Granillo Related Parties, whether known or unknown, foreseen or unforeseen, disclosed or undisclosed, reported or unreported, anticipated or unanticipated, in law or in equity, relating to facts occurred from the beginning of time until the date hereof or to future facts which are the continuation of any existing fact (whether known or unknown), including but not limited to, any such claims or demands whether currently existing or arising in the future, based on the Agreements or on any other oral or written agreement, contractual relationship or relationship, or based on the termination of such relationship, which release shall include claims of any nature whatsoever, including claims for wrongful termination, breach of express or implied contract, breach of express or im plied covenant of good faith and fair dealing, or based on any tort claims, debts, demands, causes of action, duties, sums of money, agreements, promises, doings, omissions, damages, judgments, costs, court taxes expenses and losses whatsoever.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or acts of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlled" shall have the meaning correlative thereto.

“Granillo Parties” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“Granillo Related Parties” means RGO, NBR, their family relatives, Anguinan and their respective Affiliates, divisions, predecessors, successors, trustees in bankruptcy and assigns, past, present and future and with respect to all such entities, their shareholders, partners, officers, directors, agents, attorneys and employees, past, present and future.

“KFW” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“KFWBA” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“KFW Certificates” means the stock certificates representing nine hundred thousand (900,000) shares of restricted common stock of KFW.

“KFW Parties” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“KFW Related Parties” means KFW, KFWBA, Marozof and their respective Affiliates, divisions, predecessors, successors, trustees in bankruptcy and assigns, past, present and future and with respect to all such entities, their shareholders, partners, officers, directors, agents, attorneys and employees, past, present and future.

“KFW Shares and Interests” means nine hundred thousand (900,000) shares of restricted common stock of KFW, of which eight hundred fifty five thousand (855,000) are owned by RGO and forty five thousand (45,000) are owned by NBR; (ii) any irrevocable or revocable capital contributions made in KFW or KFWBA by any of the Granillo Related Par ties, and (ii) any loans, credits or rights of any kind and nature, held by any of the Granillo Related Parties in KFW or KFWBA.

“Marozof” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“NBR” has the meaning ascribed to such term in the heading of this Settlement Agreement.

“Parties” shall mean each of the KFW Parties and Granillo Parties.

“Party” shall mean any of the KFW Parties or Granillo Parties.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“RGO” has the meaning ascribed to such term in the heading of this Settlement Agreement.

"Settlement Agreement" has the meaning ascribed to such term in the heading of this Settlement Agreement.

"Settlement & Release Payments" has the meaning ascribed to it in Section 3 of this Settlement Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Settlement Agreement as of the date hereof.

RAUL ENRIQUE GRANILLO OCAMPO

NELIDA BARROS REYES DE

GRANILLO OCAMPO

_______________________

_______________________

BODEGAS Y VIñEDOS ANGUINAN S.A.

KNIGHTSBRIDGE FINE WINES, INC.

_______________________

_______________________

By: Raul E. Granillo Ocampo

By:  Joel Shapiro

Title: President

Title: CEO

KFWBA ACQUISITION CORP.

RAUL MAROZOF

_______________________

_______________________

By:  Joel Shapiro

Title:

ANNEX I

November 30, 2004

Messrs.

Board of Directors of

Bodegas y Viñedos Anguinan S.A.

Dear Sirs:

We hereby inform you that  1,990,000 shares, $1 par value and entitled to 5 votes per share, which represent 100% of the capital stock and votes of Bodegas y Viñedos Anguinan S.A. (the "Company"), have been transferred to Raúl Enrique Granillo Ocampo and Nelida Barros Reyes de Granillo Ocampo in the following manner:

(i)

Raúl Marozof transferred one share of the Company to Nelida Barros Reyes de Granillo Ocampo;

(ii)

KFWBA Acquisition Corp. transferred 99,499 shares of the Company to Nelida Barros Reyes de Granillo Ocampo; and

(iii)

KFWBA Acquisition Corp. transferred 1,890,500 shares of the Company to Raul Enrique Granillo Ocampo

We further inform you that any and all irrevocable or revocable capital contributions, loans, credits or rights of any kind and nature, held by any of the undersigned or its affiliates (the “Other Interests”) in the Company have also been transferred to Raul Enrique Granillo Ocampo and Nelida Barros Reyes de Granillo Ocampo, in the following manner: 95% of the Other Interests have been transferred to Raul Enrique Granillo Ocampo and 5% of the Other Interests have been transferred to Nelida Barros Reyes de Granillo Ocampo.

Please proceed to make all appropriate registrations.

Sincerely,

RAúL MAROZOF

KNIGHTSBRIDGE FINE WINES, INC.

_______________________

_______________________

By:  Joel Shapiro

Title: CEO

KFWBA ACQUISITION CORP.

_______________________

By: Joel Shapiro

Title: